Exhibit 5.1

May 13, 2009
US Airways Group, Inc.
111 West Rio Salado Parkway
Tempe, Arizona 85281
53rd at Third
885 Third Avenue
New York, New York 10022-4834
Tel: +1.212.906.1200 Fax: +1.212.751.4864
www.lw.com

FIRM / AFFILIATE OFFICES
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London	Silicon Valley
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Milan	Washington, D.C.
Moscow

     Re:  17,480,000 shares of Common Stock, par value $0.01 per share
Ladies and Gentlemen:
     We have acted as special counsel to US Airways Group, Inc., a Delaware corporation (the “Company”), in connection with the issuance of 17,480,000 shares of common stock, $0.01 par value per share (the “Shares”), pursuant to a registration statement on Form S–3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on October 4, 2006 (Registration No. 333–137806) (as so filed and as amended, the “Registration Statement”) and an underwriting agreement by and among Citibank Global Markets Inc., Morgan Stanley & Co. Incorporated (the “Underwriters”) and the Company, dated May 7, 2009 (the “Underwriting Agreement”).
     This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the issue of the Shares.
     As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware (the “DGCL”), and we express no opinion with respect to any other laws.
     Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the Underwriters, and have been issued by the Company against payment therefor in the circumstances contemplated by the Underwriting Agreement, the issue and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that the Company will

May 13, 2009

comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL.
     This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Company’s Form 8-K dated May 13, 2009 and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.
Very truly yours,
/s/ Latham & Watkins LLP